Exhibit 99.1

China Agritech, Inc. Reports 35% Increase in Net Income in Third Quarter 2008

- Third Quarter Sales Rose 44%, Gross Margin 41% -

- Teleconference to Begin Monday, November 10, 2008, at 8:30 a.m. EST -

Beijing, November 7, 2008 - China Agritech, Inc. (OTC Bulletin Board: CAGC) ("China Agritech" or "the Company"), a leading national-level liquid organic compound fertilizer manufacturer and distributor in China, today announced its net income for the third quarter ended September 30, 2008, increased 35.3% to $3.5 million from the same period last year. Earnings per diluted share rose 40% to $0.14 as compared with the same period last year.

Financial Highlights

Third Quarter of 2008 vs. the same period 2007

➢	Net sales increased 43.8% to $16.7 million
➢	First sales of granular fertilizers generated $3.6 million, or 21.5% of net sales
➢	Net income rose 35.3% to $3.5 million
➢	Earnings per share rose 40.0% to $0.14

Nine Months of 2008 vs. the same period 2007

➢	Net sales rose 26.6% to $38.1 million
➢	Net income increased 7.1% to $7.6 million
➢	Earnings per share were $0.31, compared with $0.34 last year

Operational Highlights

➢	Commenced production of granular fertilizers; contributed 21.5% of net sales
➢	Mr. Yau-Sing Tang appointed as Chief Financial Officer in October 2008
➢	Three independent directors appointed to the board in October 2008

“I am pleased to report a robust quarter on both the top and bottom lines,” said Mr. Yu Chang, Chairman and Chief Executive Officer of China Agritech. “The demand for liquid organic compound fertilizers remained solid, and we successfully marketed and sold granular compound fertilizers for the first time in the third quarter. Our strategy for the rest of the year and continuing into 2009 is to enhance our payment-collection efforts and focus on customers with strong balance sheets, while actively pursuing government production licenses for the three granular plants that we are building in various regions of China.”

Mr. Chang continued, “The Chinese government’s new rural reform which was announced mid-October will ensure the safety, efficacy and environmental friendliness of crop production in China. With that in mind, we continue to be bullish on China’s $1.5-billion green food market, which will drive the growth of organic fertilizers, both liquid and granular. We reaffirm our guidance for the year 2008.”

Third Quarter of 2008 Results

For the third quarter of 2008, the Company recorded net sales of $16.7 million, a 43.8% increase from the same period of last year. Net sales for the first time included revenue from a new product, granular fertilizer, which accounted for 21.5%.

Excluding granular fertilizer products, sales of liquid fertilizers increased 12.8% from the same period of last year, benefiting from continued efforts to establish new markets in the central and southern regions of China.

Gross profit rose 9.7% to $6.8 million from the same period of last year. Gross margin was 40.7%, compared with 53.3% in the same period of last year. The decrease in gross margin was mainly because of the introduction of granular fertilizers that we began to produce through a third-party manufacturer in September 2008. Gross margin for the liquid fertilizers were 48.3% in the third quarter of 2008.

Selling expenses rose 31.4% to $1.1 million from the same period of last year. As a percentage of net sales, they were 6.5% compared with 7.1% in the same period of last year. The increase was mainly attributable to additional compensation paid to sales personnel as well as a rise in transportation costs reflecting higher sales volume.

General and administrative expenses rose 5.9% to $780,000 from the same period of last year. As a percentage of net sales, they were 4.7% compared with 6.3% in the same period of last year. The increase was mainly due to factory rental expenses related to the Company’s new granular fertilizer plant in Beijing as well as increased compensation related to the addition of new members to the management team.

Operating income rose 6.4% to $4.9 million from the same period of last year.

The effective tax rate was 24.4%, compared with 36.3% in the same period of last year. The decrease was due to the change in Chinese tax laws, which took effect on January 1, 2008.

Net income rose 35.3% to $3.5 million from the same period of last year. Earnings per diluted share were $0.14, compared with $0.10 in the same period of last year.

Nine Months of 2008 Results

For the first nine months of 2008, net sales rose 26.6% to $38.1 million. Gross profit increased 7.4% to $17.7 million. Gross margin was 46.4%, compared with 54.7% in the same period of last year. Total operating expenses increased 43.8% to $5.7 million. Net income grew 7.1% to $7.6 million. Earnings per diluted share were $0.31, compared with $0.34 in the same period of last year. The decrease in EPS was because of the increase in the total number of diluted shares outstanding, which was 24,699,615 as of September 30, 2008.

Liquidity Conditions

As of September 30, 2008, the Company had cash and cash equivalents of $5.3 million, compared with $7.4 million at June 30, 2008. Net working capital was $60.9 million, compared with $56.8 million at June 30, 2008. Days of sales outstanding were 245 days. Total shareholders’ equity was $61.7 million, compared with $58.1 million at June 30, 2008.

Operational Highlights

In the third quarter of 2008, the Company commenced the production of granular fertilizer products via a third-party manufacturer, as it awaits the government production license for its own Beijing plant. The Company expects to receive the license by end of November 2008.

On October 15, 2008, the Company announced that it renewed a sales and distribution partnership contract with Sinochem Fertilizer Co., Ltd. (“Sinochem”) for RMB 64.9 million ($9.5 million), through the end of 2009. Under the terms of the new contract, the Company will provide 1,200 tons of its premium, highly concentrated liquid organic compound fertilizer, Green Vitality, to Sinochem upon purchase orders. The Company will also assist in marketing initiatives such as print and TV advertisements, promotional conferences and demos at retail shops.

On October 22, 2008, the Company announced the appointment of three independent directors: Mr. Gene Michael Bennett, Professor Lunzhang Dai, and Mr. Hailin Zhang. The Company also announced in conjunction with the appointments the resignation of Mr. Tao Liang from its board. The Company’s board now comprises five directors, a majority of whom are independent as defined by the NASDAQ marketplace rules. In addition, the Company has established a fully independent audit committee, chaired by Mr. Bennett, as well as fully independent compensation and nominating and governance committees.

On October 23, 2008, the Company announced the appointment of Mr. Yau-Sing Tang as Chief Financial Officer, effective immediately. With the three new independent directors of the board, this will entitle China Agritech to receive $2 million from an escrow account, according to the Escrow Agreement in connection with the 2007 PIPE transaction.

"Our new CFO and the new members of our board of directors bring us substantial depth and expertise in accounting, corporate finance and financial-reporting experience,” said Mr. Chang. “We look forward to drawing upon their expertise, and upon Mr. Tang's extensive contacts in the financial services industry, to strengthen our company, bring further value to our stockholders, and to improve our communication with the investor community."

Business Outlook

The Company reaffirms its expectation that revenue for the 2008 year will be in the range of $54 million to $56 million and net income will be in the range of $8.5 million to $9.0 million.

These targets are based on the Company's current views on the operating and market conditions, which are subject to change.

Conference Call Information

The Company will host a conference call, to be simultaneously Webcast, on Monday, November 10, 2008, at 8:30 a.m. Eastern Standard Time, or 9:30 p.m. Beijing Time. To participate, please call + 1 (877) 407-9205 (North America) or + 1 (201) 689-8054 (International).

A live Webcast of the conference call will be available on China Agritech’s Website at http://www.chinaagritechinc.com. Please visit the Website at least 15 minutes early to register for the Webcast and download any necessary audio software.

A replay of the call will be available through Monday, November 17, 2008, at 11:59 p.m. EST. To access, dial +1 (877) 660-6853 (North America) or +1 (201) 612-7415 (International). Enter Account Number: 286 and Conference ID Number: 301974.

About China Agritech, Inc.

China Agritech, Inc. is engaged in the development, manufacturing and distribution of liquid and granular organic compound fertilizers and related products in China. The Company has developed proprietary formulas that provide a continuous supply of high-quality agricultural products while maintaining soil fertility. The Company sells its products to farmers located in 26 provinces of China.

For more information about the Company, please visit http://www.chinaagritechinc.com .

Safe Harbor Statement

This release contains certain "forward-looking statements" relating to the business of China Agritech and its subsidiary companies, which can be identified by the use of forward-looking terminology such as "believes, expects" or similar expressions, including but not limited to, statements regarding the continued demand for China Agritech's products, China Agritech's ability to sustain growth for the balance of the year and China Agritech's ability to generally meet all of its objectives. Such forward-looking statements involve known and unknown risks and uncertainties, including all business uncertainties relating to product development, marketing, concentration in a single customer, raw material costs, market acceptance, future capital requirements, and competition in general and other factors that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Certain of these risks and uncertainties are or will be described in greater detail in our filings with the SEC. Except as required by law, China Agritech is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

For more information, please contact:

In China:
Mr. Kelviz Lim
Investor Relations
China Agritech, Inc.
Tel: +86-10-5962-1228
Email: kelviz@chinaagritech.com

In the U.S.:
Valentine Ding
Investor Relations
Grayling Global
Tel: +1-646-284-9412
Email: vding@hfgcg.com

Financial Tables to Follow

CHINA AGRITECH, INC. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS
	SEPTEMBER 30, 2008	DECEMBER 31, 2007
	(UNAUDITED)	(AUDITED)
ASSETS
Current Assets
Cash and cash equivalents	$5,265,474	$11,841,221
Restricted cash	2,000,000	2,011,415
Accounts receivable, net of allowance for doubtful accounts of $248,881 and $227,981 at September 30, 2008 and December 31, 2007 respectively	44,930,728	22,695,039
Inventories	9,654,932	3,508,741
Advances to suppliers	4,348,443	12,343,255
Prepayments and other receivables	1,983,648	1,242,692

Total Current Assets	68,183,225	53,642,364
Property and equipment, net	4,627,915	3,798,958

Construction in progress	877,800	-

Total Assets	$73,688,940	$57,441,322

LIABILITIES AND STOCKHOLDERS’S EQUITY

Current Liabilities
Accounts payable	$3,297,290	$41,146
Accrued expenses and other payables	1,571,938	1,047,721
Amount due to related parties	-	352,505
Taxes payable	2,365,178	1,650,243

Total Current Liabilities	7,234,406	3,091,614

Minority Interest	4,719,389	3,465,724

Commitments	-	-

Stockholders' Equity

Common stocks; $0.001 par value, 100,000,000 shares authorized, 24,699,615 shares issued and outstanding as of September 30,2008 and December 31,2007	24,700	24,700

Additional paid in capital	26,135,913	26,135,914
Statutory reserve	5,644,918	4,299,653
Accumulated other comprehensive income	5,851,996	2,578,107
Retained earnings	24,077,618	17,845,610

Total Stockholders' Equity	61,735,145	50,883,984

Total Liabilities and Stockholders' Equity	$73,688,940	$57,441,322

CHINA AGRITECH, INC. AND SUBSIDIARIES CONSOLIDATED INCOME STATEMENTS

	THREE MONTHS PERIODS ENDED SEPTEMBER 30,		NINE MONTHS PERIODS ENDED SEPTEMBER 30,
	2008	2007	2008	2007
Net sales	$16,674,095	$11,595,798	$38,083,747	$30,074,430
Cost of sales	(9,896,393)	(5,415,761)	(20,429,067)	(13,631,864)
Gross profit	6,777,702	6,180,037	17,654,680	16,442,566
Operating expenses
Selling expenses	(1,084,382)	(824,695)	(3,016,586)	(2,229,480)
General and administrative expenses	(779,840)	(736,424)	(2,703,731)	(1,748,581)
Total operating expenses	(1,864,222)	(1,561,118)	(5,720,317)	(3,978,061)
Income from operations	4,913,480	4,618,919	11,934,364	12,464,505
Other income (expense)	43,452	(50,296)	(28,870)	(54,621)
Interest income	22,006	3,467	85,902	37,763
Exchange gain (loss)	54,955	(32,680)	(47,562)	(32,696)
Total other income (expense)	120,413	(79,509)	(9,470)	(49,554)
Income before income taxes and minority interest	5,033,894	4,539,410	11,943,834	12,414,951
Provision for income taxes	(1,225,991)	(1,648,340)	(3,375,985)	(4,452,532)
Income before minority interests	3,807,902	2,891,070	8,567,848	7,962,419
Minority interests	(345,579)	(333,392)	(990,577)	(885,469)
Net income	3,462,323	2,557,678	7,577,271	7,076,950
Other comprehensive income
Foreign currency translation adjustment	158,711	522,622	3,273,889	1,354,428
Comprehensive income	3,621,034	3,080,333	10,851,160	8,431,378
Basic and diluted weighted average shares outstanding	24,699,615	24,397,658	24,699,615	20,914,208
Basic and diluted net earnings per share	0.14	0.10	0.31	0.34

CHINA AGRITECH, INC. AND SUBSIDIARIES CONSOLIDATED CASH FLOW STATEMENTS

	SEPTEMBER 30,
	2008	2007
Cash flows from operating activities:
Net income	$7,577,272	$7,076,949
Adjustments to reconcile net income to net cash used in operating activities:
Stock based compensation	-	51,484
Minority interest	990,578	885,469
Depreciation and amortization	470,198	259,542
(Increase) decrease in current assets:
Accounts receivable	(22,235,689)	(17,070,111)
Inventories	(6,146,191)	(4,033,019)
Advances to suppliers	7,994,813	7,717,799
Prepayments and other receivable	(740,955)	(89,244)
Due from shareholders		22,507
Increase (decrease) in current liabilities:
Accounts payable	3,256,144	(157,478)
Taxes payable	714,935	1,096,563
Accrued expenses and other payables	171,714	1,050,860
Net cash used in operating activities	(7,947,183)	(3,188,679)

Cash flows from investing activities:
Acquisition of property & equipment	(1,299,156)	(1,459,705)
Construction in progress	(877,800)	(3,009)
Restricted cash	11,415	-
Net cash used in investing activities	(2,165,541)	(1,462,714)

Cash flows from financing activities:
Amount held in escrow account	-	(2,000,000)
Issuance of shares for cash	-	13,484,478
Net cash provided by financing activities	-	11,484,478

Net (decrease) in cash and cash equivalents	(10,112,724)	(6,833,085)

Effect of exchange rate change on cash and cash equivalents	3,536,977	428,879

Cash and cash equivalents, beginning of year	11,841,221	6,430,009

Cash and cash equivalents, end of year	5,265,474	13,691,973

Supplement disclosure of cash flow information:
Income taxes paid	3,362,504	3,595,008

Noncash Investment and Financing Activity:
Offset of amounts due to/from stockholders	330,032	-